Exhibit 99.1

Laboratory Corporation of America	Vanda Pharmaceuticals Inc.

LabCorp® and Vanda Pharmaceuticals Collaborate to Offer Genetic Tests

Burlington, NC and Rockville, MD, June 05, 2008 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), one of the world’s leading clinical trials and genetic testing laboratories, and Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced an exclusive alliance to develop and commercialize a series of diagnostic tests for genetic markers identified by Vanda in the course of its clinical development of Fanapta™ (iloperidone), a novel atypical antipsychotic drug candidate under FDA review for the treatment of schizophrenia. Financial terms of the agreement were not disclosed.

Vanda has identified a series of pharmacogenetic markers during its development of Fanapta™, and the company continues its pioneering work in this area. Under the terms of the collaboration, LabCorp will be Vanda’s exclusive commercialization partner for tests for genetic markers of the Fanapta™ program.

“Working with innovative companies like Vanda to commercialize predictive medicine tests is a critical strategic focus for LabCorp,” said Andrew J. Conrad, Ph.D., Chief Scientist and Global Head of Clinical Trials for LabCorp. “This collaboration is an example of our commitment to the advancement of personalized medicine and represents a successful translation of a research based assay into a valuable diagnostic test. This relationship is consistent with our focus on companion diagnostics.”

“We are pleased to be collaborating with LabCorp in this important effort,” said Mihael H. Polymeropoulos, M.D., CEO of Vanda Pharmaceuticals Inc. “LabCorp’s diagnostic development expertise, world-class testing capabilities, and national distribution network make them an ideal choice.”

Schizophrenia is a chronic, severe, and disabling mental disorder that affects more than two million Americans and approximately one percent of the world’s adult population. Patients suffering from schizophrenia exhibit a range of symptoms, including: positive symptoms, such as hallucinations and delusions; negative symptoms, such as emotional withdrawal; and cognitive symptoms associated with significant impairment in social and occupational functioning.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. (Nasdaq: VNDA) is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. To learn more about Vanda, please visit www.vandapharma.com.

Cautionary Note Regarding Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 (File No. 000-51863). In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact:

At LabCorp:

Eric Lindblom

336-436-6739

media@labcorp.com

www.labcorp.com

At Vanda:

Steven A. Shallcross
Senior Vice President, Chief Financial Officer
240-599-4500
www.vandapharma.com